First Federal of Northern Michigan Bancorp, Inc. Announces Third Quarter 2013 Results

ALPENA, Mich., Nov. 1, 2013 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net income of $182,000, or $0.06 per basic and diluted share, for the quarter ended September 30, 2013 compared to $273,000, or $0.09 per basic and diluted share, for the quarter ended September 30, 2012.

Consolidated net income for the nine months ended September 30, 2013 was $247,000, or $0.09 per basic and diluted share, compared to $604,000, or $0.21 per basic and diluted share for the nine months ended September 30, 2012.

Performance Highlights:

  The Company reported net income of $182,000 for the quarter ended September 30, 2013, as compared to $273,000 for the prior year period, primarily as a result of the following period over period differences:
    Reduction in net interest income period over period due to a decline in the net interest margin (NIM).
    Mortgage banking income declined $286,000, reflecting reduced loan demand resulting from less refinancing activity.
    These factors were partially offset by lower provision expense and a further reduction in non-interest expenses period over period.
  Provision for loan loss was $32,000 and $372,000 for the three and nine months ended September 30, 2013, respectively, as compared to provisions of $234,000 and $1.2 million for the three and nine months ended September 30, 2012, respectively.
  Quarter over quarter decline in the Company's net interest margin from 3.81% for the quarter ended September 30, 2012 to 3.60% for the quarter ended September 30, 2013 due primarily to a 40 basis point reduction in the yield on interest-earning assets, partially offset by a decline of 26 basis points in overall cost of funds period over period.
  Decrease in non-performing assets from $7.3 million at December 31, 2012 to $5.7 million at September 30, 2013.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory capital purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are pleased with the 21.7% reduction in non-performing assets (NPA) since the start of the year. This has helped lower our Texas ratio from 30.8% at the start of the year to 23.5% as of September 30, 2013. We are further encouraged by the improvement in our classified asset ratio which has declined from 55.3% at September 30, 2012 to 30.6% as of September 30, 2013. Subsequent to the end of the quarter we have sold two additional pieces of NPAs which has further improved this ratio. Reducing the level of NPAs still remains our primary focus with a target Texas ratio of 10%. Delinquency trends are once again showing improvement across all loan categories confirming our belief that the asset quality metrics will continue to improve into the foreseeable future. Continued improvements in our asset quality will translate into reduced expenses going forward in the form of lower collection and foreclosure costs along with declining carrying costs associated with bank owned properties."

Mahler continued, "This quarter's provision expense improved over the year ago period as a result of the improvement to our overall asset quality position. We believe our provision needs will continue to decline given the overall improvement to our asset quality factors. The increase in real estate sales activity within our footprint over the last three quarters has helped to stem the tide of property value declines."

Mahler added, "Compared to the same quarter a year ago, mortgage banking fees decreased by $286,000 as a result of a decline in refinance activity. We anticipate that this situation will not change but are encouraged by the increase in the amount of purchased money mortgages we see in the areas we serve as real estate activity has improved. Our residential construction loans have increased significantly and while this type of lending is considered to bear more risk, we are well positioned with a seasoned staff and processes in place to mitigate the increased risk level."

Mahler continued, "We are very pleased with the continued growth in our core deposits which has helped to slow the decline of our net interest margin. For the nine months ended September 30, 2013 we have seen average core deposits grow by over $7.5 million far surpassing any of the last five years. This is vitally important given the pressure asset yields are under in the continuing low interest rate environment."

Mahler concluded with, "Collectively all of these positive factors are the impetus for the restoration of the dividend that was announced on October 15, 2013. We are pleased with all of the progress that we have made so far in 2013."

Asset Quality

  The ratio of total non-performing assets to total assets was 2.68% at September 30, 2013 compared to 3.42% at December 31, 2012 and 2.48% at September 30, 2012. Non-performing assets decreased by $1.6 million from December 31, 2012 to September 30, 2013, mainly as a result of the sale of other repossessed assets. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof.

	As of
	September 30, 2013	December 31, 2012	September 30, 2012
Asset Quality Ratios:
Non-performing assets to total assets	2.68%	3.42%	2.48%
Non-performing loans to total loans	2.49%	3.50%	2.17%
Allowance for loan losses to non-performing loans	51.43%	35.50%	55.34%
Allowance for loan losses to total loans	1.28%	1.24%	1.20%

"Texas" ratio (Bank) (1)	23.50%	30.78%	22.59%
Classified asset ratio (2)	30.55%	54.19%	55.32%

Total non-performing loans ($000 omitted)	$3,487	$4,930	$3,043
Total non-performing assets ($000 omitted)	$5,728	$7,317	$5,331

(1) "Texas" ratio is calculated by dividing total non-performing loans plus real estate owned by tangible capital plus loan loss reserves
(2) Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves

Financial Condition

Total assets of the Company at September 30, 2013 were $213.9 million, an increase of $41,000 from assets of $213.8 million at December 31, 2012. Net loans receivable decreased $907,000 to $138.0 million at September 30, 2013, mostly in our mortgage and consumer loan portfolios. Our commercial loan portfolio grew by $2.3 million during the nine-month period ended September 30, 2013.

Deposits decreased $296,000 to $158.1 million at September 30, 2013 from $158.4 million at December 31, 2012. We saw substantial growth in many of our core deposit products during the nine-month period and we experienced declines in our certificate of deposit products, as we were not a market leader in rates for those products. FHLB advances decreased $1.3 million to $25.0 million at September 30, 2013 from $26.4 million at December 31, 2012 due mainly to increased cash and cash equivalents during the period.

Stockholders' equity decreased to $23.8 million at September 30, 2013 from $24.4 million at December 31, 2012. The decrease in stockholders' equity was mainly attributable to a decline of $832,000 in the unrealized gains on available for sale securities net of tax, partially offset by net income of $247,000 for the nine-months ended September 30, 2013. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$ 22,583	10.58%	$ 8,539	4.00%	$ 10,674	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 24,295	17.74%	$ 10,955	8.00%	$ 13,694	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 22,583	16.49%	$ 5,477	4.00%	$ 8,216	6.00%
Tangible Capital ( to
tangible assets)	$ 22,583	10.58%	$ 3,202	1.50%	$ 4,270	2.00%

Results of Operations

Interest income decreased to $2.1 million for the three months ended September 30, 2013 from $2.3 million for the comparable period in 2012 and was $6.2 million for the nine months ended September 30, 2013, compared to $7.1 million for the comparable period in 2012. The nine month period decrease was due in large part to a decrease of $4.3 million in the average balance of interest earning assets, while the yield on interest-earning assets decreased 45 basis points to 4.25% for the nine-month period ended September 30, 2013 as compared to 4.70% for the same period in 2012.

Interest expense was $275,000 for the three-month period ended September 30, 2013, compared to $394,000 for the prior year period. Interest expense was $881,000 for the nine-month period ended September 30, 2013 compared to $1.3 million for the same period in 2012. The decrease in interest expense was due primarily to a decrease in our cost of funds to 0.71% from 0.98% as the average balances of our core deposits increased $7.5 million during the nine months ended September 30, 2013. During the same period, we experienced an $8.0 million decrease in the average balance of FHLB advances when compared to the nine month period ended September 30, 2012. In addition, our cost of funds relating to our certificate of deposits decreased 23 basis points to 1.03% nine-month period over nine-month period.

The Company's net interest margin decreased to 3.60% for the three-month period ended September 30, 2013 from 3.81% for the same period in 2012 and decreased to 3.64% for the nine-month period ended September 30, 2013 from 3.84% for the same period in 2012 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended September 30, 2013 was $32,000 as compared to $234,000 for the prior year period. The provision for loan losses was $372,000 for the nine-month period ended September 30, 2013 as compared to $1.2 million for the comparable period in 2012. Our provision for loan losses is based on a twelve-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. During the nine-month period ended September 30, 2013, we added specific reserves of approximately $190,000 on a commercial credit relationship, which was classified as a Troubled Debt Restructuring, had net charge-offs of approximately $287,000 on mortgage loans, reduced the general reserve factor applied to the entire portfolio of residential mortgages as a result of decreased charge-off history in 2013, and increased our general reserve pool for special mention and substandard commercial credits based on the inherent increased risk in those credits.

Non-interest income decreased to $459,000 for the three months ended September 30, 2013 from $803,000 for the three months ended September 30, 2012. The decrease was primarily due to a decrease of $286,000 in mortgage banking income from $442,000 to $156,000 and certain one-time events totaling $116,000 during the quarter ended September 30, 2012. Non-interest income was $1.4 million for the nine-month period ended September 30, 2013, a decrease of $276,000, or 16.9%, from the same period in 2012. The three- and nine-month periods in 2013 reflect decreases in mortgage banking activities income of $286,000 and $388,000, respectively, as compared to the same periods in 2012, due to tapering of the refinance activity which was prevalent during the prior year period.

Non-interest expenses decreased to $2.0 million for the three-month period ended September 30, 2013 as compared to $2.1 million for the same period in 2012. Non-interest expense decreased to $6.1 million for the nine months ended September 30, 2013 from $6.5 million for the nine months ended September 30, 2012. During the three- and nine-month periods we experienced decreases in compensation and employee benefit expenses of $65,000 and $219,000, respectively, due in part to reduced staffing, suspension of our accrual of the elective contribution to the Company's 401(k) plan and reduced health insurance premiums as a result of self insuring deductibles for employee insurance coverage.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012

Performance Ratios:
Net interest margin	3.60%	3.81%	3.64%	3.84%
Average interest rate spread	3.50%	3.68%	3.54%	3.71%
Return on average assets*	0.34%	0.50%	0.15%	0.37%
Return on average equity*	3.10%	4.29%	1.30%	3.19%

* Annualized

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 3,506,272	$ 2,732,109
Overnight deposits with FHLB	30,725	19,701
Total cash and cash equivalents	3,536,997	2,751,810
Securities AFS	50,280,668	50,763,551
Securities HTM	2,305,000	2,345,000
Loans held for sale	973,920	78,712
Loans receivable, net of allowance for loan losses of $1,793,258 and
$1,749,915 as of September 30, 2013 and December 31, 2012, respectively	138,005,242	138,911,989
Foreclosed real estate and other repossessed assets	2,241,522	2,387,307
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,190,283	5,394,412
Accrued interest receivable	953,288	970,450
Intangible assets	69,378	158,316
Prepaid FDIC premiums	-	582,945
Deferred tax asset	759,380	330,831
Originated mortgage servicing rights (net of valuation reserve)	906,012	1,016,070
Bank owned life insurance	4,575,291	4,474,563
Other assets	812,188	402,090
Total assets	$ 213,875,269	$ 213,834,146

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 158,054,264	$ 158,350,134
Advances from borrowers for taxes and insurance	216,038	132,823
Federal Home Loan Bank Advances	25,015,573	26,357,962
REPO Sweep Accounts	5,560,451	3,183,351
Accrued expenses and other liabilities	1,179,461	1,375,092

Total liabilities	190,025,787	189,399,363

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued and outstanding) at September 30, 2013 and December 31, 2012	31,918	31,918
Additional paid-in capital	23,853,891	23,853,891
Retained earnings	3,012,759	2,766,170
Treasury stock at cost (307,750 shares) at September 30, 2013 and December 31, 2012	(2,963,918)	(2,963,918)
Accumulated other comprehensive income	(85,168)	746,723
Total stockholders' equity	23,849,482	24,434,783

Total liabilities and stockholders' equity	$ 213,875,269	$ 213,834,146

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 1,786,663	$ 1,995,749	$ 5,429,925	$ 6,047,447
Interest and dividends on investments
Taxable	121,899	136,100	361,219	423,308
Tax-exempt	37,054	38,438	112,098	116,240
Interest on mortgage-backed securities	119,852	142,309	342,018	486,153
Total interest income	2,065,469	2,312,596	6,245,260	7,073,148

Interest expense:
Interest on deposits	201,046	249,442	631,586	793,620
Interest on borrowings	73,553	144,584	249,017	491,872
Total interest expense	274,599	394,026	880,603	1,285,492

Net interest income	1,790,870	1,918,570	5,364,657	5,787,656
Provision for loan losses	31,733	234,005	371,560	1,188,588
Net interest income after provision for loan losses	1,759,137	1,684,565	4,993,097	4,599,068

Non-interest income:
Service charges and other fees	240,103	205,592	654,822	563,084
Mortgage banking activities	155,869	441,445	487,993	876,090
Net loss on sale of premises and equipment, real estate owned
and other repossessed assets	(11,462)	(10,691)	(10,712)	(80,795)
Net gain on sale of investment securities	-	47,017	-	47,017
Other	74,468	119,519	231,831	234,961
Total non-interest income	458,978	802,882	1,363,934	1,640,356

Non-interest expense:
Compensation and employee benefits	1,179,082	1,243,598	3,472,983	3,692,139
FDIC Insurance Premiums	43,378	47,190	138,054	141,314
Advertising	27,676	29,005	95,391	111,489
Occupancy	237,924	239,900	689,578	719,148
Amortization of intangible assets	29,646	29,646	88,938	146,893
Service bureau charges	79,301	73,495	233,884	229,149
Professional services	84,011	89,559	343,845	297,403
Other	354,640	324,903	1,047,770	1,183,209
Total non-interest expense	2,035,658	2,077,296	6,110,443	6,520,744

Income (loss) before income tax expense or (benefit)	182,458	410,151	246,589	(281,320)
Income tax expense (benefit)	-	137,375	-	(884,822)

Net income	$ 182,458	$ 272,776	$ 246,589	$ 603,502

Other comprehensive income (loss):
Net income	$ 182,458	$ 272,776	$ 246,589	$ 603,502
Change in unrealized gain (loss) on available-for-sale securities, net of tax	(561,758)	(48,099)	(831,890)	118,588

Comprehensive income (loss)	$ (379,300)	$ 224,678	$ (585,301)	$ 722,090

Per share data:
Net income per share
Basic	$ 0.06	$ 0.09	$ 0.09	$ 0.21
Diluted	$ 0.06	$ 0.09	$ 0.09	$ 0.21

Weighted average number of shares outstanding
Basic	2,884,049	2,884,049	2,884,049	2,884,049
Dividends per common share	$ -	$ -	$ -	$ -

CONTACT: Eileen M. Budnick, VP-Director of Financial Reporting & Accounting, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., (989) 356-9041